EX-99.p-2
                                                   Adelante Funds Code of Ethics

                                 CODE OF ETHICS
                                       FOR
                                 ADELANTE FUNDS











                                          Adopted January 25, 2000
                                          As amended July 13, 2000
                                          As amended March 1, 2005

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I.    PURPOSE

      This Code of Ethics (the "Code") has been adopted by Adelante Funds, on behalf of each of its series (each, the "Fund," and collectively the "Funds") in accordance with Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "Act"). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by affiliated persons of such companies or of their investment advisers or principal underwriters. The purpose of this Code is to provide regulations and procedures consistent with the Act, and Rule 17j-1 thereunder, designed to give effect to the general prohibitions set forth in Rule 17j-1(b) as follows:

      It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund:

      1.    To employ any device, scheme or artifice to defraud the Fund;

      2. To make any untrue statement of material fact to the Fund or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made to the Fund, not misleading;

      3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit on the Fund; or

      4.    To engage in any manipulative practice with respect to the Fund.

II.   GENERAL PRINCIPLES

      As a general principle, it is imperative to avoid any situation that might compromise, or call into question, the exercise of fully independent judgment by the trustees, officer and employees of the Fund in the interests of shareholders. If you have any doubt as to the propriety of any activity, you should consult the Review Officer. This Code is based on the following fundamental principles:

      A. The interests of the shareholders must come first. In any decision relating to personal investments of Fund trustees, officers or employees, such persons must avoid serving their own interests ahead of those of the shareholders.

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      B.    Personal investments should comport with both the letter and the spirit of this Code.

      C. Fund personnel should not take inappropriate advantage of their position.


III.  DEFINITIONS

      A.    "Access Person"(1) means:

            (i) any trustee, officer, manager or Advisory Person of the Fund or the Fund's Adviser;

            (ii) any director, officer or Advisory Person of the Adviser (x) who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made or whose principal function or duties relate to the determination of which recommendation will be made, or (y) who, in connection with his or her duties obtains any information concerning recommendations on Securities being made by the Adviser to any Fund; and

            (iii) any director, officer, member, manager or Advisory Person of the Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of recommendations to the Fund regarding the purchase or sale of Securities.

      B.    "Adviser" means Adelante Capital Management LLC.

      C. "Advisory Person" means (1) any employee of the Fund or the Adviser or of any company in a Control relationship to the Fund or the Adviser, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a Control relationship, or deemed by the Review Officer to be in a Control relationship, to the Fund or Adviser who

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(1) An Access Person who is subject to a code of ethics pursuant to Rule 17j-1 under the Act adopted by the Adviser or the Distributor shall not be subject to the Code except as may be provided in the other code.

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            obtains information concerning the recommendations made to the Fund with regard to the purchase or sale of a security.

      D. "Automatic Investment Plan" means a program in which regular purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

      E. A security is "being considered" for purchase or sale by the Fund when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation (such as by preparing a research report or presentation for the applicable investment committee or portfolio manager).

      F. "Beneficial Ownership" is interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. As set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, the term "pecuniary interest" in securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

      G. "Control" has the same meaning as that set forth in Section 2(a)(9) of the Act.

      H. "Disinterested trustee" means a trustee of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

      I.    "Distributor" means Sunstone Distribution Services, LLC.

      J. "Initial Public Offering" means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before such registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

      K. "Limited Offering" means an offering of Securities that is exempt from registration under the Securities Act of 1933 pursuant to
            Section 4(2) or Section 4(6) of such Act or pursuant to Rule 504, 505 or 506 thereunder.

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      L.    "Personal Securities Transactions" means (i) transactions for a person's own account, including IRAs, or (ii) transactions for an account in which a person has indirect beneficial ownership, unless such person has no direct or indirect influence or control over the account. Accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which a person has a beneficial interest (such as a trust of which such person is an income or principal beneficiary) are included within the meaning of "indirect beneficial interest."

      M. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

      N. "Real Estate Related Securities" means debt, equity or other interests in publicly traded real estate investment trusts, real estate operating companies or other entities whose principal business is real estate related.

      O. "Review Officer" means the Person designated from time-to-time by the Fund to receive and review reports of purchases and sales by Access Persons and otherwise administer the Code. Review Officer also includes any persons who perform or assist in the performance of the Review Officer's duties provided such persons act under the Review Officer's supervision. The designated Review Officer's compliance with the Code as an Access Person shall at all times be reviewed by a Person other than the designated Review Officer, such Person to be appointed by the Fund from time to time.

      P. "Security" has the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, securities issued by the United States Government, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit and commercial paper and high quality short-term debt instruments (including repurchase agreements) as designated by the Review Officer in consultation with counsel.

      Q. "Security held or to be acquired" by the Fund means any Security which, within the most recent 15 days, either (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or the Adviser for purchase by the Fund (including in each case among other things, by means of the writing of an option to purchase or sell a

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            security, the conversion of a convertible security, or the exercise of a warrant for the purchase of a security).

IV.   EXEMPTED TRANSACTIONS

      A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or Control;

      B. Purchases or sales which are non-volitional on the part of the Access Person; and

      C.    Transactions effected with respect to an Automatic Investment Plan.

      D. The Review Officer can grant exemptions from the personal trading restrictions in this Code upon determining that the transaction for which an exemption is requested would not violate any policy embodied in this Code and that an exemption is appropriate to avoid an injustice to the employee in the particular factual situation presented. Factors to be considered may include: the size and holding period of the Access Person's position in the security, the market capitalization of the issuer, the liquidity of the security, the reason for the Access Person's requested transaction, the amount and timing of Fund trading in the same or a related security, whether the security is eligible for purchase by a Fund and other relevant factors.

            Any Access Person seeking an exemption should submit a written request to the Review Officer setting forth the pertinent facts and reasons why the Access Person believes that the exemption should be granted. The Review Officer shall make a record of any decision to approve an exemption and the reasons for such approval.

V.    RESTRICTIONS ON AND PROCEDURES FOR PERSONAL SECURITIES TRANSACTIONS

      A.    Prohibited Purchases and Sales - Except as otherwise provided in
            Section IV hereof:

            1. No Access Person shall purchase or sell, directly or indirectly, any Security which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

                  (a) is being considered for purchase or sale by the Fund; or

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                  (b) is being purchased or sold by the Fund.

            2. No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding Securities transactions by the Fund or consideration by the Fund or the Adviser of any such Securities transaction.

            3. No Advisory Person shall acquire beneficial ownership of Securities in an Initial Public Offering or Limited Offering.

      B. Other Conflicts of Interest: Access Persons should also be aware that areas other than personal securities transactions, such as gifts and the availability of information, may involve conflicts of interest. The following should be regarded as examples of situations involving real or potential conflicts rather than a complete list of situations to avoid.

            1. "Inside Information" - Specific reference is made to the policies of the Adviser on the use of "inside information" which applies to Personal Securities Transactions as well as to Fund transactions.

            2. "Disclosure of Information" - Information regarding actual or contemplated investment decisions, research priorities or Fund interests should not be disclosed to persons outside of the Fund and service providers and in no way can be used for personal gain.

VI.   DISINTERESTED TRUSTEES

      A trustee of the Fund who is not an officer of the Fund or an officer, employee, manager or director of the Adviser or the Distributor will not be subject to the provisions of Section VII or VIII of this Code unless, at the time of a transaction, such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known, that during the 15-day period immediately preceding the date of the transaction by the trustee, the Security was under active consideration by the Fund. If the trustee had such actual or imputed knowledge, then the provisions of Section VII and VIII shall be applicable with respect to the particular transaction.

VII.  COMPLIANCE PROCEDURES

      A.    Preclearance:     Except to the extent provided in Section VI
            with respect to disinterested trustees, all Access Persons are to "preclear" Personal

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            Securities Transactions involving Real Estate Related Securities prior to execution through the Review Officer. The Review Officer may require other persons to preclear Personal Securities Transactions as he or she may deem necessary and appropriate for compliance with this Code. See Section VIII for reporting obligations.

      B. Records of Securities Transactions: All Access Persons are to supply or direct their brokers to supply to the Review Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements for all Securities accounts.

      C. Post-Trade Monitoring: The Review Officer shall review all Quarterly Reports (as defined in Section VIII) and records of Personal Securities Transactions submitted by Access Persons within ten (10) business days of the close of the quarter for which such reports and records are submitted to ensure that no conflict exists with the Code. The Review Officer shall review Initial and Annual Reports (as defined in Section VIII) within a reasonable time after their submission for information which may assist in enforcing the Code.

      D. Certification of Compliance With Code of Ethics: All Access Persons are required to certify annually that they have read and understand the Code and recognize that they are subject thereto. Further, Access Persons are required to certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of the Code.

      E.    Quarterly and Annual Administration Reports and Trustee Review:
            The Review Officer will prepare a report to the Board of Trustees
            (1) quarterly that identifies any violations requiring significant remedial action during the past quarter; and (2) annually that (a) summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year, and (b) identifies any recommended changes in existing restrictions or procedures based upon the Fund's experience under the Code, evolving industry practices, or developments in applicable laws or regulations. In addition, at least annually, the Review Officer will furnish the Trustees a written report that (a) describes any issues arising under the Code or procedures since the last report to the Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (b) certifies that the Fund(s) have adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The Trustees shall consider this report

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            and any report submitted by the Adviser and the Distributor and determine whether any action in response is necessary.

      F. Notification of Applicability of Code: The Review Officer shall provide each Access Person with notice that the Access Person is subject to the Code and ensure that each Access Person has a copy of the current Code.

VIII. REPORTING

      Each Access Person must file an Initial Report (as defined below) no later than ten (10) calendar days after that person becomes an Access Person that is current as of a date not more than forty-five (45) calendar days prior to the date the person becomes an Access Person and a Quarterly Report (as defined below) within thirty (30) calendar days after the end of the quarter. Each Access Person must also file an Annual Report (as defined below) that is current as of a date no more than forty-five (45) calendar days before the report is submitted. Reports should be sent to the Review Officer. Reports will be reviewed on a confidential basis.

      An Initial Report shall state: (i) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (iii) the date the report is submitted by the Access Person. An Initial Report need not include Securities held in any account over which an Access Person has no direct or indirect influence or control.

      Each Quarterly Report(2) shall state with respect to any Personal Securities Transaction by an Access person the following: (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of the Security acquired in such transaction; (ii) the nature of the transaction (i.e., purchase, sale or other acquisition or disposition); (iii) the price at which the transaction was effected; (vi) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date the report is submitted by the Access Person. In addition, with respect to accounts established during the quarter in which Securities were held during the quarter for the direct or indirect benefit of the Access Person, the report shall state: (i) the name of the broker, dealer or bank with which the Access Person established the account and (ii) the date the account was established.

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(2) Access Persons who provide copies of confirmations and periodic statements to the Fund pursuant to Section VII need only certify that no other transactions took place during the quarter, provided that such confirmations and periodic statements are provided to the Fund by the deadline required for the Quarterly Report in which the transactions or brokerage accounts must be reported.

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      Each Annual Report3 shall state: (i) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and (iii) the date the report is submitted by the Access Person. An Annual Report need not include Securities held in any account over which an Access Person has no direct or indirect influence or control.

      Each report may contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect Beneficial Ownership in the Security to which the report relates.

IX.   RECORDKEEPING

      The following shall be maintained in the offices of the Fund for a five
(5) year period in an easily accessible place:

      A. The Code as currently in effect and each code of ethics in effect at any time in the prior five years;

      B. Each record of a violation of the Code and any action taken as a result of such violation;

      C. Each report filed in accordance with Section VII of the Code and all related documentation including duplicate confirmations and periodic statements;

      D. A list of all Access Persons who are currently, or have within the past five years, been required to report Personal Securities Transactions in accordance with the Code;

      E. A list of each Review Officer;

      F. A copy of each Annual Administration Report; and

      G. A record of any request for an exemption pursuant to Section IV and a record of any decision to grant an exemption along with the reasons supporting the decision.

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(3) An Access Person may satisfy this requirement by reviewing the Fund's records of the Access Person's holdings and brokerage accounts, should records be maintained in a form suitable for this purpose, and submitting a written dated confirmation that such records are accurate.

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X.    SANCTIONS

      Upon discovering a violation of this Code, the Fund may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator. All material and repetitive violations of this Code and any sanctions imposed with respect thereto, as well as the total number of violations, shall be reported periodically to the Board of Trustees of the Fund with respect to whose securities the violation occurred.


XI.   INTERPRETATION

      The Code shall be maintained and interpreted in accordance with Rule 17j-1 under the Act.